Exhibit 99


                                  [FARMER MAC]
                                      NEWS


FOR IMMEDIATE RELEASE                                       CONTACT
April 28, 2004                                              Jerome Oslick
                                                            202-872-7700



                    Farmer Mac Reports First Quarter Results

                        GAAP Earnings at $0.64 per Share


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income for first quarter 2004 of $7.8 million or $0.64 per diluted share, compared to $4.9 million or $0.40 per diluted share for fourth quarter 2003 and $8.4 million or $0.70 per diluted share for first quarter 2003.

     Farmer Mac reports its "core earnings," a non-GAAP measure, in addition to GAAP earnings. That measure was developed by Farmer Mac to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards. Core earnings were $5.9 million or $0.48 per diluted share for first quarter 2004, compared to $5.8 million or $0.47 per diluted share for fourth quarter 2003 and $5.9 million or $0.49 per diluted share for first quarter 2003.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "Farmer Mac's financial results reflect the fundamental strength of its business model as it fulfills its Congressionally-mandated mission to serve America's farmers, ranchers and rural homeowners.

     "New business volume for first quarter 2004 was $207.2 million. Presently, Farmer Mac's new business with agricultural mortgage lenders has been slowed by: reduced growth rates in the agricultural mortgage market; increased capital and liquidity at those agricultural mortgage lenders in the current interest rate environment; and increased regulatory pressure on government-sponsored enterprises. The Farm Credit System Insurance Corporation (a U.S. Government controlled corporation managed by a three-member board of directors composed of the members of the Farm Credit Administration Board) has indicated that Farm Credit System institutions should be cautious about the risk of doing business with government-sponsored enterprises, including Farmer Mac, and has raised objections to those institutions' use of Farmer Mac swaps because they generate Farmer Mac I Guaranteed Securities not subject to its insurance premiums. Notwithstanding these circumstances, Farmer Mac continues to see promising new business opportunities, with marketing initiatives advanced by new and expanded business relationships, including a strategic alliance, product enhancements and refined security structures.

     "Performance of the portfolio of loans underlying our guarantees and LTSPCs has been strengthening. Taking into account our expectation that 90-day delinquencies will fluctuate from quarter to quarter, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans, we are pleased that, at March 31, 2004, 90-day delinquencies in Farmer Mac's portfolio were at their lowest first quarter levels in three years, in terms of both dollars and percentages. This underscores the effectiveness of Farmer Mac's ongoing credit risk management, aided by increasing strength in the U.S. agricultural economy. As of March 31, 2004, those delinquencies totaled $57.4 million, representing 1.17 percent of the portfolio, down from $76.2 million and 1.58 percent as of March 31, 2003, and $79.2 million and 2.11 percent as of March 31, 2002. We expect the current trend to continue.

     "Based on ongoing new business developments and the demonstrated credit strength of the loans underlying our guarantees and LTSPCs, we believe Farmer Mac's 2004 core earnings per diluted share will exceed the 2003 level by as much as 10 percent."

Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. Farmer Mac uses the latter measures to develop financial plans, to gauge corporate performance and to set incentive compensation because, in management's view, the non-GAAP measures more accurately represent Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     "Core earnings" is one such non-GAAP measure that Farmer Mac developed to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, the GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio. Due in part to the effects of FAS 133, Farmer Mac's GAAP net income available to common stockholders decreased to $7.8 million for first quarter 2004, compared to $8.4 million for first quarter 2003, while its core earnings were $5.9 million for first quarter 2004, compared to $5.9 million for first quarter 2003. Because the effects of financial derivatives under FAS 133 included in the GAAP measure are driven by fluctuations in interest rates that cannot reliably be predicted, Farmer Mac does not project GAAP net income available to common stockholders.

     The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

               Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
----------------------------------------------------------------------------------------------------------------

                                                              Three Months Ended
                                 -------------------------------------------------------------------------------
                                      March 31,  2004           December 31,2003             March 31,2003
                                 -------------------------  -------------------------  -------------------------
                                                     (in thousands, except per share amounts)
                                                   Per                        Per                         Per
                                                 Diluted                    Diluted                     Diluted
                                                  Share                      Share                       Share
                                                ----------                 ----------                  ---------
GAAP net income available
   to common stockholders            $ 7,827     $ 0.64         $ 4,896     $ 0.40         $ 8,423      $ 0.70

Less the effects of FAS 133:
   Unrealized gains/(losses)
    on financial derivatives and
    trading assets, net of tax         1,825       0.15            (974)     (0.08)          2,441        0.20
   Benefit from non-amortization
    of premium payments
    on financial derivatives,
    net of tax                            76       0.01              76       0.01              81        0.01


                                 -------------- ----------  -------------- ----------  --------------  ---------
Core earnings                        $ 5,926     $ 0.48         $ 5,794     $ 0.47         $ 5,901      $ 0.49
                                 -------------- ----------  -------------- ----------  --------------  ---------

Later in this release, Farmer Mac provides additional information about the impact of FAS 133, which increased GAAP net income available to common stockholders by $1.9 million in first quarter 2004.

Net Interest Income

     Net interest income, which does not include guarantee fees from loans purchased and retained prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $9.5 million for first quarter 2004, compared to $9.1 million for fourth quarter 2003 and $9.9 million for first quarter 2003. The net interest yield was 93 basis points for first quarter 2004, compared to 91 basis points for fourth quarter 2003 and 99 basis points for first quarter 2003. The effects of FAS 140 for first quarter 2004, fourth quarter 2003 and first quarter 2003 were, in each quarter, the reclassification of guarantee fee income as interest income in the amount of approximately $1.1 million (10 basis points in first quarter 2004 and 11 basis points in fourth and first quarters 2003).

     In 2003, the Chief Accountant at the U.S. Securities and Exchange Commission ("SEC") provided additional guidance to all registrants regarding the classification on the statement of operations of realized gains and losses resulting from financial derivatives that are not in fair value or cash flow hedge relationships. All registrants were requested to comply with this guidance in future filings and to reclassify this activity for all prior periods presented. As a result of the application of this additional guidance, the net interest income and expense realized on financial derivatives that are not in fair value or cash flow hedge relationships has been reclassified from net interest income into gains and losses on financial derivatives and trading assets. In first quarter 2004, fourth quarter 2003 and first quarter 2003, this reclassification resulted in a reduction of the net interest yield of 4 basis points, a reduction of 6 basis points and an increase of 4 basis points, respectively.

     The net interest yields for first quarter 2004, fourth quarter 2003 and first quarter 2003 included the benefits of yield maintenance payments of 11 basis points, 11 basis points and 14 basis points, respectively. For first quarter 2004, yield maintenance payments increased net income by $0.8 million or $0.06 per diluted share, compared to $0.7 million or $0.06 per diluted share for fourth quarter 2003 and $0.9 million or $0.07 per diluted share for first quarter 2003.

Guarantee and Commitment Fees

     Guarantee and commitment fees were $5.2 million for first quarter 2004, compared to $5.4 million for fourth quarter 2003 and $5.1 million for first quarter 2003. The year-to-year increase in guarantee and commitment fees reflects an increase in the average balance of outstanding guarantees and commitments. As discussed above, for first quarter 2004, fourth quarter 2003 and first quarter 2003, $1.1 million of guarantee fee income was reclassified as interest income in each quarter, in accordance with FAS 140.

Operating Expenses

     Compensation and employee benefits for first quarter 2004 were $1.8 million, compared to $1.6 million for fourth quarter 2003 and $1.4 million for first quarter 2003. General and administrative expenses for first quarter 2004 were $2.1 million, compared to $2.1 million for fourth quarter 2003 and $1.2 million for first quarter 2003. The year-to-year increases in compensation and employee benefits and general and administrative expenses were due, in large part, to greater staffing levels necessary for increased regulatory compliance activities, including requirements of the Sarbanes-Oxley Act of 2002 and the Farm Credit Administration ("FCA"), as well as heightened focus on the regulatory environment for government-sponsored enterprises generally.

     Regulatory fees for first quarter 2004 were $0.4 million, compared to $0.9 million for fourth quarter 2003 and $0.4 million for first quarter 2003. The higher level of expense in fourth quarter 2003 was a result of a supplemental assessment in the amount of $0.4 million issued by FCA for the federal fiscal year ended September 30, 2003.

     Farmer Mac's net real estate owned ("REO") operating costs for first quarter 2004 were $0.1 million, resulting from operating revenues of $0.1 million and expenses of $0.2 million. Net REO operating costs for fourth quarter 2003 were $0.3 million, resulting from operating revenues of $0.4 million and expenses of $0.7 million. Net REO operating costs in prior periods were nominal. Discussion of the provision for losses is covered under the topic of "Credit" later in this release.

Capital

     Farmer Mac's core capital totaled $223.7 million as of March 31, 2004, compared to $215.5 million as of December 31, 2003 and $192.4 million as of March 31, 2003. The regulatory methodology for calculating core capital excludes the effects on capital of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income/(loss). Farmer Mac's core capital as of March 31, 2004 exceeded the statutory minimum capital requirement of $132.2 million by $91.5 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by FCA ("RBC test") pursuant to federal statute. The RBC test determines the amount of regulatory capital (core capital plus the allowance for losses excluding the REO valuation allowance) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury note rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of March 31, 2004, the RBC test generated an estimated risk-based capital requirement of $42.0 million, compared to the risk-based capital requirement of $38.8 million as of December 31, 2003. Farmer Mac's regulatory capital of $245.7 million as of March 31, 2004 exceeded the RBC requirement by approximately $203.7 million. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

Credit

     As of March 31, 2004, Farmer Mac's 90-day delinquencies totaled $57.4 million, representing 1.17 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $76.2 million (1.58 percent) as of March 31, 2003. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

     As of March 31, 2004, non-performing assets totaled $91.3 million, representing 1.86 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $94.8 million (1.97 percent) as of March 31, 2003. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy, or REO. The principal balance of non-performing assets includes certain segments of the portfolio that have cycled through foreclosure and into the REO asset category, which completes the involuntary loan liquidation process. Also included is a group of loans that are current under the original loan terms or a court-approved bankruptcy plan, though the borrowers on those loans have filed for bankruptcy protection.

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans.

     As of March 31, 2004, Farmer Mac had $12.3 million of REO, compared to $15.5 million as of December 31, 2003 and $8.2 million as of March 31, 2003. The commodity and geographic diversification of the REO properties is consistent with the commodity and geographic diversification of the non-performing assets. Analysis of the portfolio by geographic and commodity distribution indicates that non-performing assets, including REO, have been and are expected to be most prevalent in the geographic areas and in agricultural commodities that do not receive significant government support. Prior to acquisition of property securing a loan, Farmer Mac develops a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and the requirements of local law.

     As of March 31, 2004, Farmer Mac analyzed the following three categories of assets for impairment, based on the fair value of the underlying collateral: (1) the $91.3 million of non-performing assets; (2) the $29.8 million of loans for which Farmer Mac has adjusted the timing of borrowers' payment schedules within the past three years, but still expects to collect all amounts due and has not made economic concessions; and (3) the additional $59.1 million of performing loans that have previously been delinquent or are secured by real estate that produces commodities currently under stress. Those individual assessments covered a total of $180.2 million of assets measured for impairment against updated appraised values, other updated collateral valuations or discounted values. Of the $180.2 million of assets analyzed, $154.0 million were adequately collateralized. For the $26.2 million that were not adequately collateralized, individual collateral shortfalls totaled $4.4 million. Accordingly, Farmer Mac allocated specific allowances of $4.4 million to those under-collateralized assets as of March 31, 2004. After the allocation of specific allowances from the total allowance for losses of $22.2 million, the non-specific or general allowance and the contingent obligation for inherent probable losses were $17.8 million.

     During first quarter 2004, Farmer Mac charged off $1.5 million in losses against the allowance for losses. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. During first quarter 2004, Farmer Mac recovered $37,000 of losses previously charged off. Farmer Mac's total provision for losses was $1.6 million for first quarter 2004, compared to $1.0 million for fourth quarter 2003 and $2.2 million for first quarter 2003. As of March 31, 2004, Farmer Mac's allowance for losses and contingent obligation for probable losses totaled $22.2 million, or 45 basis points of the outstanding balance of loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $22.1 million (44 basis points) as of December 31, 2003 and $21.1 million (44 basis points) as of March 31, 2003. Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses, and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

     The following table summarizes the changes in the components of Farmer Mac's allowance for losses and contingent obligation for probable losses for the three months ended March 31, 2004. The contingent obligation for probable losses is a component of Farmer Mac's guarantee and commitment obligation.

                                                                          Contingent
                                Allowance        REO                      Obligation
                                for Loan      Valuation      Reserve     for Probable
                                 Losses       Allowance    for Losses       Losses          Total
                              ------------  ------------  ------------ ---------------  -------------
                                                          (in thousands)
Beginning balance               $ 5,967         $ 238      $ 13,172         $ 2,676       $ 22,053
     Provision for losses         2,793           375        (1,220)           (333)         1,615
     Net charge-offs             (1,089)         (420)            -               -         (1,509)
                              ------------  ------------  ------------ ---------------  -------------
Ending balance                  $ 7,671         $ 193      $ 11,952         $ 2,343       $ 22,159
                              ------------  ------------  ------------ ---------------  -------------

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of its Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of March 31, 2004, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have increased MVE by 0.5 percent, while a parallel decrease of 100 basis points would have decreased MVE by 0.8 percent. As of March 31, 2004, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 2.8 percent, while a parallel decrease of 100 basis points would have decreased NII by 4.3 percent. Farmer Mac's duration gap, another measure of interest rate risk, was minus 0.5 months as of March 31, 2004.

     The economic effects of financial derivatives, including interest rate swaps, are included in the MVE, NII and duration gap analyses. As an alternative to long-term fixed-rate debt issuance, Farmer Mac issues short-term debt and enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed" interest rate swaps are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of March 31, 2004, Farmer Mac had $713.7 million notional amount of floating-to-fixed interest rate swaps for terms ranging from
1.5 to 15 years. In addition, Farmer Mac enters into "fixed-to-floating" interest rate swaps and "basis swaps" to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of March 31, 2004, Farmer Mac had $791.4 million of such interest rate swaps.

     Farmer Mac uses financial derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's financial derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of March 31, 2004, Farmer Mac had no uncollateralized net exposure to any counterparty.

Financial Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its financial derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the consolidated statements of operations and balance sheets. During first quarter 2004, the increase in net after-tax income resulting from FAS 133 was $1.9 million and the net after-tax decrease in accumulated other comprehensive income was $12.4 million. During fourth quarter 2003, the decrease in net after-tax income resulting from FAS 133 was $0.9 million and the net after-tax increase in accumulated other comprehensive income was $11.0 million. For first quarter 2003, the increase in net after-tax income and accumulated other comprehensive income resulting from FAS 133 were $2.5 million and $1.1 million, respectively. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Government Relations

     There have been two new government relations developments affecting Farmer Mac within the last week. The Committee on Agriculture of the U.S. House of Representatives has announced its plan to hold a hearing for review of the Corporation, and FCA has stated its intention to publish a proposed regulation relating to the Corporation's investments and liquidity. Always conscious of the importance of oversight and sound regulation in the performance of its mission for farmers, ranchers and rural homeowners of America, Farmer Mac looks forward to participating in the hearing and the regulatory process.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors could cause Farmer Mac's actual results or events to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions or constraints on Farmer Mac that could hamper its growth or diminish its profitability; (3) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac or the ability or motivation of certain lenders to participate in its programs or the terms of any such participation, or increase the cost of regulation and related corporate activities; (4) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac; (5) Farmer Mac's access to the debt markets at favorable rates and terms; (6) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital requirement; (7) the rate of growth in agricultural mortgage indebtedness; (8) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (9) borrower preferences for fixed-rate agricultural mortgage indebtedness; (10) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage backed and debt securities; (11) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products and the general economy; (12) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (13) the willingness of investors to invest in agricultural mortgage-backed securities; or (14) the effects on the agricultural economy or the value of agricultural real estate of any changes in federal assistance for agriculture. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 15, 2004. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's first quarter 2004 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Thursday, April 29, 2004, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.


                                     Federal Agricultural Mortgage Corporation
                                           Consolidated Balance Sheets
                                                   (unaudited)
                                                  (in thousands)

                                                             March 31,           December 31,           March 31,
                                                               2004                  2003                 2003
                                                        ------------------    ------------------   ------------------

Assets:
   Cash and cash equivalents                                 $ 336,245             $ 623,674            $ 685,841
   Investment securities                                     1,107,471             1,064,782              887,280
   Farmer Mac Guaranteed Securities                          1,420,890             1,508,134            1,527,338
   Loans held for sale                                          32,754                46,662               34,561
   Loans held for investment                                   946,617               942,929              976,296
     Allowance for loan losses                                  (7,671)               (5,967)              (3,028)
                                                        ------------------    ------------------   ------------------
        Loans, net                                             971,700               983,624            1,007,829
   Real estate owned, net of valuation allowance
     of $0.2 million, $0.2 million, and $0.6 million            12,284                15,478                8,173
   Financial derivatives                                         2,789                   961                1,134
   Interest receivable                                          37,153                58,423               39,720
   Guarantee and commitment fees receivable                     14,714                16,885                3,653
   Deferred tax asset, net                                      13,839                10,891                9,911
   Prepaid expenses and other assets                            28,505                16,798               23,548
                                                        ------------------    ------------------   ------------------
    Total Assets                                           $ 3,945,590           $ 4,299,650          $ 4,194,427
                                                        ------------------    ------------------   ------------------
Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                                    $ 2,288,511           $ 2,799,384          $ 2,799,364
    Due after one year                                       1,291,956             1,136,110            1,032,348
                                                        ------------------    ------------------   ------------------
     Total notes payable                                     3,580,467             3,935,494            3,831,712
   Financial derivatives                                        80,567                67,670               89,875
   Accrued interest payable                                     28,425                26,342               30,772
   Guarantee and commitment obligation                          13,597                14,144                    -
   Accounts payable and accrued expenses                        16,819                29,574               34,603
   Reserve for losses                                           11,952                13,172               17,472
                                                        ------------------    ------------------   ------------------
    Total Liabilities                                        3,731,827             4,086,396            4,004,434
   Preferred stock                                              35,000                35,000               35,000
   Common stock at par                                          12,070                12,054               11,639
   Additional paid-in capital                                   88,968                88,652               82,536
   Accumulated other comprehensive income/(loss)                (9,945)               (2,295)              (2,418)
   Retained earnings                                            87,670                79,843               63,236
                                                        ------------------    ------------------   ------------------
   Total Stockholders' Equity                                  213,763               213,254              189,993
                                                        ------------------    ------------------   ------------------
    Total Liabilities and Stockholders' Equity             $ 3,945,590           $ 4,299,650          $ 4,194,427
                                                        ------------------    ------------------   ------------------



                   Federal Agricultural Mortgage Corporation
                     Consolidated Statements of Operations
                                 (unaudited)
                    (in thousands, except per share amounts)

                                                             Three Months Ended
                                                  -----------------------------------------
                                                    March 31,    December 31,    March 31,
                                                      2004          2003           2003
                                                  ------------ -------------- -------------

Interest income:
  Investments and cash equivalents                  $ 8,335        $ 8,796       $ 9,607
  Farmer Mac Guaranteed Securities                   16,628         17,708        19,512
  Loans                                              14,125         12,901        12,849
                                                  ------------ -------------- -------------
     Total interest income                           39,088         39,405        41,968
Interest expense                                     29,621         30,311        32,093
                                                  ------------ -------------- -------------
Net interest income                                   9,467          9,094         9,875
Provision for loan losses                            (2,793)          (509)       (1,208)
                                                  ------------ -------------- -------------
Net interest income after provision for loan losses   6,674          8,585         8,667

Guarantee and commitment fees                         5,222          5,424         5,094
Gains/(Losses) on financial derivatives
   and trading assets                                 3,248         (1,297)        3,333
Gains/(Losses) on the sale of real estate owned        (282)           201           123
Miscellaneous income                                    522             69           251
                                                  ------------ -------------- -------------
     Total revenues                                  15,384         12,982        17,468
                                                  ------------ -------------- -------------
Expenses:
  Compensation and employee benefits                  1,797          1,633         1,440
  General and administrative                          2,071          2,083         1,192
  Regulatory fees                                       412            857           383
  REO operating costs, net                               75            264             -
  Provision for losses                               (1,178)           455         1,018
                                                  ------------ -------------- -------------
     Total operating expenses                         3,177          5,292         4,033
                                                  ------------ -------------- -------------
Income before income taxes                           12,207          7,690        13,435
Income tax expense                                    3,820          2,234         4,452
                                                  ------------ -------------- -------------
Net income                                            8,387          5,456         8,983
Preferred stock dividends                              (560)          (560)         (560)
                                                  ------------ -------------- -------------
Net income available to common stockholders         $ 7,827        $ 4,896       $ 8,423
                                                  ------------ -------------- -------------
Earnings per common share:
    Basic earnings per common share                  $ 0.65         $ 0.42        $ 0.72
    Diluted earnings per common share                $ 0.64         $ 0.40        $ 0.70


                      Federal Agricultural Mortgage Corporation
                               Supplemental Information

     The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.

                       Farmer Mac Purchases, Guarantees and LTSPCs
----------------------------------------------------------------------------------------
                                   Farmer Mac I
                         ------------------------------
                            Loans and
                            Guaranteed
                            Securities       LTSPCs      Farmer Mac II       Total
                         -------------- --------------- ---------------- ---------------
                                              (in thousands)
For the quarter ended:
   March 31, 2004          $ 25,444       $ 147,273         $ 34,483       $ 207,200
   December 31, 2003         25,148         218,097           44,971         288,216
   September 30, 2003        42,760         199,646          106,729         349,135
   June 30, 2003             65,615         179,025           77,636         322,276
   March 31, 2003            59,054         166,574           41,893         267,521
   December 31, 2002         62,841         395,597           38,714         497,152
   September 30, 2002        58,475         140,157           37,374         236,006
   June 30, 2002            551,690         280,904           57,769         890,363
   March 31, 2002            74,875         338,821           39,154         452,850

For the year ended:
   December 31, 2003        192,577         763,342          271,229       1,227,148
   December 31, 2002        747,881       1,155,479          173,011       2,076,371




                     Outstanding Balance of Farmer Mac Loans, Guarantees and LTSPCs (1)
----------------------------------------------------------------------------------------------------------------
                                            Farmer Mac I
                             -----------------------------------------------
                                     Post-1996 Act
                             -------------------------------
                               Loans and
                               Guaranteed                       Pre-1996
                               Securities        LTSPCs            Act         Farmer Mac II        Total
                             ---------------  --------------  --------------  ---------------- ----------------
                                                              (in thousands)
As of:
  March 31, 2004             $ 2,566,412      $2,382,648        $ 22,261         $ 722,978      $ 5,694,299
  December 31, 2003            2,696,530       2,348,702          24,734           729,470        5,799,436
  September 30, 2003 (2)       2,721,775       2,174,182          25,588           720,584        5,642,129
  June 30, 2003                2,108,180       2,790,480          28,057           668,899        5,595,616
  March 31, 2003               2,111,861       2,732,620          29,216           650,152        5,523,849
  December 31, 2002            2,168,994       2,681,240          31,960           645,790        5,527,984
  September 30, 2002           2,127,460       2,407,469          35,297           630,452        5,200,678
  June 30, 2002                2,180,948       2,336,886          37,873           617,503        5,173,210
  March 31, 2002               1,655,485       2,126,485          41,414           592,836        4,416,220




                            Outstanding Balance of Loans Held and Loans Underlying
                              On-Balance Sheet Farmer Mac Guaranteed Securities
------------------------------------------------------------------------------------------------------------------------
                                   Fixed Rate
                                  (10-yr. Wtd.          5-to-10-Year         1-Month-to-3-Year
                                   Avg. Term)          ARMs and Resets              ARMs                   Total
                               --------------------   ------------------   -----------------------   -------------------
                                                                  (in thousands)
As of:
     March 31, 2004              $ 818,497            $ 978,263                 $ 548,134           $ 2,344,894
     December 31, 2003             860,874            1,045,217                   542,024             2,448,115
     September 30, 2003            865,817            1,037,168                   535,915             2,438,900
     June 30, 2003                 889,839            1,064,824                   511,700             2,466,363
     March 31, 2003                880,316            1,057,310                   515,910             2,453,536
     December 31, 2002           1,003,434              981,548                   494,713             2,479,695
     September 30, 2002          1,000,518              934,435                   498,815             2,433,768
     June 30, 2002               1,016,997              892,737                   516,892             2,426,626
     March 31, 2002                751,222              797,780                   350,482             1,899,484




                                            Non-performing Assets and 90-Day Delinquencies
---------------------------------------------------------------------------------------------------------------------------------

                          Outstanding
                         Post-1996 Act                                         Less:
                            Loans,             Non-                           REO and
                        Guarantees and      performing                       Performing            90-Day
                            LTSPCs          Assets (3)      Percentage      Bankruptcies      Delinquencies (4)     Percentage
                       ------------------  --------------  -------------   ---------------   --------------------  --------------
                                                           (dollars in thousands)
As of:
   March 31, 2004       $ 4,922,759        $ 91,326          1.86%            $ 33,951          $ 57,375               1.17%
   December 31, 2003      5,020,032          69,964          1.39%              39,908            30,056               0.60%
   September 30, 2003     4,871,756          84,583          1.74%              37,442            47,141               0.98%
   June 30, 2003          4,875,059          80,169          1.64%              28,883            51,286               1.06%
   March 31, 2003         4,820,887          94,822          1.97%              18,662            76,160               1.58%
   December 31, 2002      4,821,634          75,308          1.56%              17,094            58,214               1.21%
   September 30, 2002     4,506,330          91,286          2.03%              11,460            79,826               1.77%
   June 30, 2002          4,489,735          65,196          1.45%              14,931            50,265               1.12%
   March 31, 2002         3,754,171          87,097          2.32%               7,903            79,194               2.11%


                     Distribution of Post-1996 Act Non-performing Assets
                      and 90-Day Delinquencies by Original LTV Ratio (5)
                                  as of March 31, 2004
--------------------------------------------------------------------------------------------------
                                 (dollars in thousands)
                            Non-performing                            90-Day
  Original LTV Ratio            Assets            Percentage       Delinquencies      Percentage
-----------------------   -------------------   -------------    ----------------   -------------
   0.00% to 40.00%           $ 11,371               13%             $ 9,377              17%
  40.01% to 50.00%             12,777               14%               6,992              12%
  50.01% to 60.00%             38,242               42%              23,565              41%
  60.01% to 70.00%             26,695               29%              15,875              28%
  70.01% to 80.00%              2,001                2%               1,425               2%
  80.01% +                        240                0%                 141               0%
                          -------------------   -------------    ----------------   -------------
                 Total       $ 91,326              100%            $ 57,375             100%
                          -------------------   -------------    ----------------   -------------

                              Distribution of Post-1996 Act Non-performing Assets
                               and 90-Day Delinquencies by Loan Origination Date
                                            as of March 31, 2004
--------------------------------------------------------------------------------------------------------------------
                                      (dollars in thousands)
                     Outstanding
     Loan               Loans,
  Origination         Guarantees          Non-performing                             90-Day
     Date             and LTSPCs             Assets             Percentage        Delinquencies       Percentage
----------------  -------------------   ------------------  -------------------  ----------------  -----------------
  Before 1994         $ 617,356              $ 5,887             0.95%              $ 5,072             0.82%
     1994               150,479                1,643             1.09%                1,643             1.09%
     1995               146,700                3,207             2.19%                2,483             1.69%
     1996               329,371               13,175             4.00%                7,806             2.37%
     1997               391,307               15,712             4.02%                6,908             1.77%
     1998               626,592               15,601             2.49%                5,677             0.91%
     1999               641,798               15,895             2.48%               11,983             1.87%
     2000               376,695               10,047             2.67%                6,300             1.67%
     2001               578,184                8,286             1.43%                8,286             1.43%
     2002               621,655                1,597             0.26%                1,217             0.20%
     2003               411,144                  276             0.07%                    -             0.00%
     2004                31,478                    -             0.00%                    -             0.00%
                  -------------------   ------------------  -------------------  ----------------  -----------------
       Total        $ 4,922,759             $ 91,326             1.86%              $ 57,375            1.17%
                  -------------------   ------------------  -------------------  ----------------  -----------------

(1) Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2) The Loans and Guaranteed Securities and LTSPCs amounts reflect the conversion of $722.3 million of existing LTSPCs to Guaranteed Securities during third quarter 2003 at the request of a program participant.
(3) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.
(4) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.
(5) Original LTV ratio is calculated by dividing the loan principal balance at the time of guarantee, purchase or commitment by the appraised value at the date of loan origination or, when available, the updated appraised value at the time of guarantee, purchase or commitment.